EXHIBIT 1


                             TXU ENERGY COMPANY LLC

                          CLASS B PREFERRED MEMBERSHIP
                              INTEREST CERTIFICATE

                                Certificate No. 1

         THIS CLASS B PREFERRED MEMBERSHIP INTEREST CERTIFICATE ("CERTIFICATE") CERTIFIES THAT UXT INTERMEDIARY LLC IS A CLASS B PREFERRED MEMBER OF TXU ENERGY COMPANY LLC (THE "COMPANY") AND THAT SUCH CLASS B PREFERRED MEMBER IS THE OWNER OF $306,927,148.66 LIQUIDATION VALUE OF CLASS B PREFERRED MEMBERSHIP INTERESTS. IF NOT PREVIOUSLY REDEEMED OR EXCHANGED, THIS CERTIFICATE IS SUBJECT TO MANDATORY REDEMPTION ON NOVEMBER 22, 2012.

                                     Legends

         THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN, AND FORMS AN INTEGRAL PART OF, THE COMPANY'S SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF JULY 1, 2003, A COPY OF SUCH AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.

         THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN EXCHANGE AGREEMENT (AS DEFINED HEREIN), A COPY OF SUCH AGREEMENT, AS IN EFFECT FROM TIME TO TIME, WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE CLASS B PREFERRED MEMBER HEREOF UPON WRITTEN REQUEST.

         THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

                             TXU ENERGY COMPANY LLC

   $306,927,148.66 Liquidation Value of Class B Preferred Membership Interests

                            Dated as of July 1, 2003

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Definitions.

                  The following terms used in this Certificate shall have the following meanings (unless otherwise expressly provided in this Certificate):

                  "Affiliate" means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the avoidance of doubt, each Class A Member and its Affiliates shall be considered Affiliates of the Company and each Class B Preferred Member and its Affiliates shall not be considered Affiliates of the Company or the Class A Members.

                  "Affiliated Employee Benefit Trust" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

                  "Agreement Value" means, for each hedge agreement, on any date of determination, an amount determined in good faith by the Company equal to:
(a) in the case of any hedge agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "Master Agreement"), the amount, if any, that would be payable by or to the Company or any of its Subsidiaries to or from its counterparty to such hedge agreement, as if (i) such hedge agreement was terminated early on such date of determination and, (ii) the Company or such Subsidiary was the sole "Affected Party", and assumes second method and market quotation and adjusts for collateral positions, or (b) in the case of a hedge agreement traded on an exchange, the mark-to-market value of such hedge agreement, which will be the unrealized gain or loss on such hedge agreement to the Company or such Subsidiary to such hedge agreement determined in good faith by the Company based on the settlement price of such hedge agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such hedge agreement, which will be the unrealized gain or loss on such hedge agreement to the Company or such Subsidiary to such hedge agreement determined in good faith by the Company; capitalized terms used and not otherwise defined in this definition shall have the meaning set forth in the above described Master Agreement.

                  "Average Closing Price" means, for any Fiscal Quarter, the average of closing prices of a share of TXU Common Stock on the New York Stock Exchange Corporate Transactions Reporting System, as reported in The Wall Street Journal, for the period commencing on the first day of such Fiscal Quarter and ending on the last day of such Fiscal Quarter.

                  "Bankruptcy" means, with respect to a Person, (a) that such Person has (i) made an assignment for the benefit of creditors; (ii) filed a voluntary petition in bankruptcy; (iii) been adjudged bankrupt, or insolvent; or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (iv) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (v) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; (b) 60 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (c) 60 days have elapsed since the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

                  "Board of Managers" has the meaning set forth in the LLC Agreement.

                  "Business" means the generation of electricity, wholesale energy trading, retail energy marketing, energy delivery and other energy-related services by the Company or any of their respective Subsidiaries.

                  "Business Day" means any day other than a Saturday, Sunday or any other day which is a legal holiday under the laws of the States of New York or Texas or a day on which national banking associations in such States are authorized or required by law or other governmental action to close.

                  "Capital Expenditures" means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that are capitalized on the balance sheet of the applicable Person prepared in accordance with GAAP.

                  "Certificate" means this Class B Preferred Membership Interest Certificate.

                  "Certificate of Formation" means the Original Certificate of Formation as it may be amended, restated, supplemented or otherwise modified from time to time on or after the date hereof.

                  "Change of Control" means the consummation of any transaction or series of related transactions that will result in any Person or group of Persons, in each case as defined in the Exchange Act: (i) becoming the beneficial owner, directly or indirectly, of more than 30% of the aggregate voting power of the Company, US Holdings or TXU Corp. or 30% of the aggregate fair market value of the assets of the Company, US Holdings or TXU Corp., (ii) acquiring, by contract or otherwise, the power to direct or cause the direction of the management or policies of the Company, US Holdings or TXU Corp., or (iii) otherwise becoming the beneficial owner, directly or indirectly, of more than 30% of the ownership interests in the Company.

                  "Class A Member" means a Class A Member of the Company as provided in the LLC Agreement.

                  "Class A Membership Interest" of any Class A Member at any time means the entire ownership interest of such Class A Member in the Company at such time, including all benefits to which the owner of such Class A Membership Interest is entitled under this Agreement and applicable law, together with all obligations of such Class A Member under this Agreement and applicable law.

                  "Class B Preferred Manager" shall have the meaning set forth in Section 3.07.

                  "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

                  "Company" has the meaning set forth in the Preamble.

                  "Competitor" means, with respect to the Company or any of its Affiliates, a Person (or an Affiliate of an entity) that is significantly involved in the generation of electricity, wholesale energy trading, retail energy marketing or energy delivery.

                  "Default Dividends" shall have the meaning set forth in
Section 2.04.

                  "Default Redemption Event" shall have the meaning set forth in
Section 4.01.

                  "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. ss. 18-101 et seq., as the same may be amended from time to time.

                  "Distribution to a Class A Member" means the payment or distribution by the Company of any money or property other than money to a Class A Member (i) on account of such Class A Member's Membership Interest as provided in the LLC Agreement or (ii) in redemption or liquidation of all or any portion of such Class A Member's Membership Interest but shall not include payments to a Class A Member (i) pursuant to a loan or advance made by such Class A Member to the Company or in respect of any other transaction in which such Class A Member acts other than in such Class A Member's capacity as a partner within the meaning of Section 707(a) of the Code or (ii) which are guaranteed payments within the meaning of Section 707(c) of the Code.

                  "Dividend Payment Date" means (a) prior to the occurrence of a Reset Event in respect of which the Company has elected to make payment under
Section 2.01(b), the fifth (5) Business Day after each Fiscal Quarter and (b) after the occurrence of a Reset Event in respect of which the Company has elected to make payment under Section 2.01(b), each date on which dividends are paid in respect of the shares of TXU Common Stock.

                  "DLJ Class B Preferred Member" shall have the meaning set forth in Section 3.01(c).

                  "DLJ Entity" or "DLJ Entities" means each investor or investors listed on Schedule II.

                  "DLJ VCOC Fund" means UXT AIV, L.P., a Delaware limited partnership, or a DLJ Entity or Affiliate thereof designated by UXT AIV, L.P.

                  "EBITDA" means, without duplication, the consolidated Net Income of the Company and its Subsidiaries determined in accordance with GAAP consistently applied, plus any amounts subtracted in calculating Net Income in respect of interest expense, Taxes, depreciation and amortization, less (i) any gain plus any loss realized in connection with the sale of any assets or disposition of any securities, other than those included in cash flow from operations, (ii) any extraordinary or non-recurring gain plus any loss or (iii) any non-cash extraordinary gain, plus (iv) any non-cash extraordinary loss.

                  "Encumber" means, with respect to a Person, creating or suffering to exist any Encumbrance against any of the property of such Person.

                  "Encumbrance" means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Agreement" means the Exchange Agreement, dated as of November 22, 2002, among the Company, TXU Corp., UXT Intermediary LLC and UXT Holdings LLC, as amended by Amendment No. 1 to the Exchange Agreement, dated as of the date hereof, by and among the Company, TXU Corp. and the entities listed on Schedule A thereto, as may be further amended from time to time in accordance with the terms thereof.

                  "Fiscal Quarter" means any three-month accounting period of the Company in the Fiscal Year.

                  "Fiscal Year" means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

                  "Governmental Authority" means any United States or non-United States federal, national, supranational, State, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Indebtedness" of any Person means, without duplication, net of restricted cash and cash equivalents off setting Indebtedness (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade, payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person,
(f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness and all interest rate or foreign exchange hedging transactions valued at the Agreement Value thereof, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of any other Person of the type referred to in clauses (a) through
(g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness the amount of such obligation being deemed to be the lesser of the net book value of such property or the amount of the obligation so secured; provided, however, that (i) true sales of accounts receivable and (ii) the obligation evidenced by this Certificate and the Other Certificates shall not constitute "Indebtedness" hereunder.

                  "Interest Coverage Ratio" means the ratio of EBITDA of the Company to consolidated cash interest expense of the Company and its Subsidiaries on all Indebtedness.

                  "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

                  "LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2003, as the same may be amended or restated from time to time.

                  "Loss" has the meaning set forth in Section 6.01(a).

                  "Majority in Voting Interest of Class B Preferred Membership Interests" means, at any time, a Class B Preferred Member or Class B Preferred Members that own a majority of the aggregate unpaid liquidation value of the Class B Preferred Membership Interests outstanding at such time, voting together as a single class.

                  "Manager" means a member of the Board of Managers.

                  "Mandatory Redemption Date" shall be November 22, 2012.

                  "Net Income" means with respect to any Fiscal Year, or part thereof, the net income (or net loss) of the Company for such period as determined on a consolidated basis and in accordance with GAAP.

                  "Note" means an Exchangeable Subordinated Note of the Company which was issued on November 22, 2002.

                  "Officer" means an officer of the Company.

                  "Original Certificate of Formation" has the meaning set forth in the Limited Liability Company Agreement.

                  "Other Certificate" means each Class B Preferred Membership Interest Certificate in substantially the form of this Certificate issued by the Company on the date hereof and each additional Certificate issued upon any transfer of an interest in all or any part of such Other Certificate.

                  "Payment Default" means any failure by the Company to pay any unpaid liquidation value or any dividend when due under this Certificate.

                  "Permitted Transferee" means in the case of any DLJ Entity,
(A) any other DLJ Entity, (B) any general or limited partner of any DLJ Entity (a "DLJ Partner"), and any Affiliated Employee Benefit Trust or Person that is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (C) (collectively, "DLJ Associates"), (D) a trust (to the extent recognized by applicable Law), the beneficiaries of which, or a corporation, limited liability company or partnership, all of the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants or (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust (to the extent recognized by applicable Law).

                  "Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

                  "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law or any rule or regulation of any self-regulatory organization.

                  "Reset Amount" means with respect to the unpaid liquidation value on this Certificate for any Fiscal Quarter ending after the occurrence of a Reset Event, an amount equal to the aggregate dividend that would be payable during such Fiscal Quarter in respect of the shares of TXU Common Stock that would be determined by dividing the outstanding unpaid liquidation value of this Certificate by the average closing price for TXU Common Stock for such Fiscal Quarter.

                  "Reset Event" means, for any Fiscal Quarter, an Average Closing Price for TXU Common Stock in excess of $39.45, as adjusted to account for stock splits, stock dividends and similar occurrences.

                  "State" means any one of the 50 states of the United States of America or the District of Columbia.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes of this Note, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

                  "Taxes" means all federal, State, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, windfall profit, payroll, sales, use, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.

                  "Third Party Claims" has the meaning set forth in Section 6.01(b).

                  "Transfer" means (a) as a noun, the transfer of ownership by sale, exchange, assignment, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including Transfers by operation of law or legal process (and hereby expressly including, with respect to a Class B Preferred Member, assignee or other Person, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Class B Preferred Member or all or any part of such Class B Preferred Member, assignee or other Person or all or any part of the property of such Class B Preferred Member, assignee or other Person under any bankruptcy, reorganization or insolvency law and (b) as a verb, the act of making any voluntary or involuntary Transfer.

                  "Treasury Regulations" means the income Tax regulations promulgated under the Code as amended.

                  "TXU Common Stock" means the common stock of TXU Corp., without par value.

                  "TXU Corp." means TXU Corp., a Texas corporation.

                  "US Holdings" means TXU US Holdings Company, a Texas corporation.

                  SECTION 1.02.  Other Definitional Provisions.

                  (a) All terms in this Certificate shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

                  (b) As used in this Certificate and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Certificate or in any such certificate or other document, and accounting terms partly defined in this Certificate or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Certificate or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Certificate or in any such certificate or other document shall control.

                  (c) The words "hereof," "herein," "hereunder," and words of similar import when used in this Certificate shall refer to this Certificate as a whole and not to any particular provision of this Certificate; Section references contained in this Certificate are references to Sections in this Certificate unless otherwise specified; and the term "including" shall mean "including without limitation."

                  (d) The definitions contained in this Certificate are applicable to the singular as well as the plural forms of such terms.

                  (e) Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Whenever used herein, "or" shall include both the conjunctive and disjunctive, "any" shall mean "one or more."

                  (f) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

                                   ARTICLE II

                                TERMS OF PAYMENT

                  SECTION 2.01. Dividend Payment. (a) The Company shall declare and pay dividends on the unpaid liquidation value of this Certificate at a yield per annum equal to 9.00%, payable quarterly in arrears on each Dividend Payment Date, out of funds legally available therefor; provided, however, that, the Company may, by notice to the holder of this Certificate, elect to pay all or any portion of such dividends by adding it to the unpaid liquidation value of this Certificate whereupon such amount shall yield a dividend at the rate aforesaid and shall no longer be considered to be a dividend due under this
Section 2.01(a). Upon the receipt by the holder of this Certificate of a notice of such election by the Company, the holder of this Certificate shall record the amount, the date such amount is added to the unpaid liquidation value of this Certificate and the aggregate unpaid liquidation value of this Certificate in accordance with its usual practice and, prior to any Transfer of this Certificate, such information shall be endorsed on the grid attached hereto, which is a part of this Certificate. In addition, the Company shall immediately adjust the Class B Preferred Membership Schedule (attached to the LLC Agreement as Schedule C) accordingly.

                  (b) Notwithstanding anything provided in Section 2.01(a), from and after the date of a Reset Event, the Company shall have the option to pay dividends on the unpaid liquidation value of this Certificate (excluding any additions to the unpaid liquidation value pursuant to Section 2.01(a) which shall continue to yield dividends pursuant to Section 2.01(a) or 2.04, as the case maybe) in an amount equal to the Reset Amount payable in arrears on each Dividend Payment Date.

                  SECTION 2.02. Mandatory Redemption. The Company shall redeem all of the outstanding Class B Preferred Membership Interests evidenced by this Certificate on the Mandatory Redemption Date. On the Mandatory Redemption Date, the Company shall pay in cash to the holder of this Certificate a distribution equal to the unpaid liquidation value of this Certificate (which shall include any unpaid amounts added to such unpaid liquidation value pursuant to Section 2.01(a)) and any accrued and unpaid dividends. Until the Mandatory Redemption Date, the Company is not permitted to redeem any of the Class B Preferred Membership Interests evidenced by this Certificate in whole or in part; provided, however, that the Company may pay at any time in cash any amounts added to the unpaid liquidation value of this Certificate pursuant to Section 2.01(a).

                  SECTION 2.03. Payments and Computations. The Company shall make each payment hereunder not later than 1:00 p.m. (New York City time) on the day when due in U.S. dollars to the holder of this Certificate at the address referred to on Schedule I attached hereto in same day funds. All computations of dividends shall be made on the basis of a year of 360 days comprised of four 90 day quarters. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall not in such case be included in the computation of such payment.

                  SECTION 2.04. Default Dividends. Upon the occurrence and during the continuance of either of (a) a Payment Default or (b) the making of any Distribution to a Class A Member by the Company during any Fiscal Quarter in respect of which the Company does not pay a cash dividend on this Certificate or has not repaid all amounts added to the unpaid liquidation value of this Certificate pursuant to Section 2.01(a), the Company shall pay dividends on (i) the unpaid liquidation value of this Certificate, payable in arrears on the dates referred to in Section 2.01(a) or (b) above and on demand, at a yield per annum equal at all times to 5% per annum above the yield per annum required to be paid on such unpaid liquidation value pursuant to Section 2.01(a) or (b) above and (ii) to the fullest extent permitted by law, the amount of any dividend payable under this Certificate that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a yield per annum equal at all times to 5% per annum above the yield per annum required to be paid pursuant to Section 2.01(a) or (b) above ("Default Dividends").

                                  ARTICLE III

                    COVENANTS AND REPRESENTATION AND WARRANTY

                  SECTION 3.01. Accounting Books and Records.

                  (a) The Company shall keep on site at its principal place of business each of the items listed in Section 9.01 of the LLC Agreement.

                  (b) The Company shall use the accrual method of accounting for Tax purposes and shall use GAAP in the preparation of its financial reports and shall keep its books and records in accordance with the foregoing.

                  (c) Any Class B Preferred Member that is a DLJ Entity (a "DLJ Class B Preferred Member") or its designated representative has the right to have reasonable access to and inspect and copy the contents of the books or records referred to in Section 9.01 of the LLC Agreement and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records as such DLJ Class B Preferred Member may reasonably request; provided that the Company shall have no obligation to provide such access if the DLJ Entities together with their Permitted Transferees own, in the aggregate, less than 10% of the original liquidation value of the Class B Preferred Membership Interests. The rights granted to a Class B Preferred Member pursuant to this Section 3.01(a) are expressly subject to compliance by such Class B Preferred Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

                  SECTION 3.02. Reports.

                  (a) Periodic and Other Reports. The Company shall cause to be delivered to each Class B Preferred Member and the DLJ VCOC Fund, so long as it directly or indirectly holds any Class B Preferred Membership Interest, financial statements, reports and notices referred to below. The financial statements listed in clauses (i) and (ii) below shall be prepared, in each case on a consolidated basis in accordance with GAAP, and such other reports as any Class B Preferred Member and the DLJ VCOC Fund, so long as it directly or indirectly holds any Class B Preferred Membership Interest, may reasonably request from time to time. The quarterly financial statements referred to in clause (ii) below may be subject to normal period-end adjustments.

                  (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than 120 days after the end of such Fiscal Year, or such earlier date as may be required by law), an audited balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, members' capital accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, and in each case, to the extent the Company was in existence setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

                  (ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than 60 days after the end of each such Fiscal Quarter, or such earlier date as may be required by law), an unaudited balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed, together with a description of all material transactions of the Company, which shall be reviewed annually by an independent auditor.

         The statements described in clauses (i) and (ii) above shall be accompanied by written certification of an Officer that such statements have been prepared in accordance with GAAP.

                  (iii) As soon as practicable following the end of each month (and in any event not later than 30 days after the end of each month), management reports in a form agreed upon between a Majority in Voting Interest of the Class B Preferred Membership Interests and the Company; provided that the Company shall have no obligation to provide such management reports if the DLJ Entities together with their Permitted Transferees own, in the aggregate, less than 10% of the original liquidation value of the Class B Preferred Membership Interests.

                  (iv) A notice of the occurrence of any Default Redemption Event pursuant to Article IV, or to the extent actually known by the Company, of any event that with notice, the passage of time or both would become a Default Redemption Event pursuant to Article IV promptly, but in any event no later than two Business Days, after an Officer of the Company has actual knowledge of such occurrence, and a notice setting forth details of the actions that the Company has taken or proposes to take with respect thereto, as promptly as practicable, but in any event within ten Business Days after such Officer obtains actual knowledge of such event.

                  (v) A notice of the occurrence of a Change of Control, or any event that is reasonably likely to result in a Change of Control, promptly, but in no event later than two Business Days, after an Officer of the Company has actual knowledge of such occurrence.

                  (vi) Promptly following any such request, such other information as is reasonably requested by any Class B Preferred Member or the DLJ VCOC Fund.

                  (b) Each Class B Preferred Member agrees, and the DLJ VCOC Fund shall agree, to keep any non-public information provided to such Class B Preferred Member or the DLJ VCOC Fund by the Company confidential and not to disclose such information unless required by law and acknowledges that the receipt of such information by such Class B Preferred Member or the DLJ VCOC Fund may restrict the ability of such Class B Preferred Member or the DLJ VCOC Fund to trade in securities of the Company, TXU Corp. or their Affiliates; provided, that, such information may be disclosed to such Class B Preferred Member's or the DLJ VCOC Fund's advisors (in the case of financial advisors only, upon three Business Days' advance notice to the Company), members or partners as long as they agree to keep such information confidential.

                  (c) Irrespective of the foregoing, any Class B Preferred Member affiliated with Berkshire Hathaway, Inc. (as set forth in Schedule A to the LLC Agreement) will not have any right to request or receive any non-public or confidential information regarding the Company and/or its Affiliates, including, but not limited to, pursuant to Sections 3.02(a)(iii) or (vi) of this Certificate; provided, however, that any transferee of any Class B Preferred Member affiliated with Berkshire Hathaway, Inc. other than Affiliates of Berkshire Hathaway, Inc., will not be bound by this Section 3.02(c).

                  SECTION 3.03. Separateness and Limited Liability. The Company shall comply with its obligations set forth in Sections 2.07 and 2.08 of the LLC Agreement.

                  SECTION 3.04. Limitations on Distributions to Class A Members. Notwithstanding any provision to the contrary contained in this Certificate, the Company shall not make any Distribution to a Class A Member if it would violate
Section 18-607 of the Delaware Act or other applicable law, any of the Company's debt financing agreements or any other debt financing agreement of which the Company is a guarantor, but shall instead make such distribution as soon as practicable after such time as the making of such distribution would not cause such violation.

                  SECTION 3.05. Restricted Actions. The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Majority in Voting Interest of the Class B Preferred Membership Interests:

                  (a) Issue or reclassify any class or series of equity securities or membership interests in the Company, including, without limitation, the Class A Membership Interests, that are, or that are convertible into, a class or series of equity securities, or membership interest in the Company, including, without limitation, the Class A Membership Interests, of the Company or its Subsidiaries, as the case may be, that are, senior to or on parity with the Class B Preferred Membership Interests.

                  (b) Incur any Indebtedness, if on a pro forma basis after giving effect to the incurrence of such Indebtedness at the date of incurrence and the application of proceeds thereof (i) the ratio of consolidated Indebtedness of the Company to EBITDA for the four Fiscal Quarters ended most recently prior to the date of determination thereof would exceed four times or (ii) the Interest Coverage Ratio for the four Fiscal Quarters ended most recently prior to the date of determination thereof would not exceed three times.

                  (c) Make any amendment to the LLC Agreement.

                  (d) Make any investments other than ordinary course investments relating to the Business; provided, however, that no investments shall be made in The City of New

         York that shall cause the Company to be deemed to be conducting operations in The City of New York for the purposes of the New York City Tax Law.

                  (e) Enter into operations significantly differing from the Business as conducted on the date hereof or enter into any new lines of business.

                  (f) Unless otherwise required by law, merge, consolidate or otherwise combine the Company with any other Person if such merger, consolidation or combination would result in the disposition of more than 25% of the aggregate voting power of the Company or acquire or dispose of assets that would result in the acquisition or disposition, as the case may be, of more than 25% of the value of the Company.

                  (g) Alter the number of Managers comprising the Board of Managers.

                  (h) Allow any Person to be admitted as a member of the Company (other than a Class B Preferred Member who becomes a member of the Company as a permitted transferee of Class B Preferred Membership Interests).

                  SECTION 3.06. Tax Treatment. The Company and the holder of this Certificate agree that, for all U.S. federal, state, local and foreign income Tax purposes, this Certificate shall be treated as set forth in Section
8.06 of the LLC Agreement, and each such party agrees to fully comply with all of its obligations set forth in Section 8.06 of the LLC Agreement.

                  SECTION 3.07. Class B Preferred Manager. Subject to and to the extent permitted by applicable Law and Regulation, for so long as at least 30% of the original liquidation value of the Class B Preferred Membership Interests remains held by the DLJ Entities and their Permitted Transferees, the Board of Managers of the Company shall at all times include one Manager (the "Class B Preferred Manager") chosen by the DLJ VCOC Fund.

                  SECTION 3.08. Consultation Rights. (a) During any period for which there is no Class B Preferred Manager serving on the Board of Managers, the DLJ VCOC Fund, if it directly or indirectly holds any interest in the Class B Preferred Membership Interests, and is intended to qualify as a "venture capital operating company" within the meaning of the regulations of the United States Department of Labor set forth in 29 C.F.R. Section 2510.3-101 (the "Plan Asset Regulations") shall, upon prior written notice to the Company, be entitled to consult with and advise the management and Board of Managers of the Company on significant business issues, including management's proposed annual business, strategic and operating budgets and plans, and management will meet with the DLJ VCOC Fund periodically during each year (but no more frequently than once each calendar quarter) at the Company's executive offices at mutually agreeable times for such consultation and advice.

                  (b) The Company agrees to consider, in good faith, the recommendations of the DLJ VCOC Fund in connection with the matters on which it is consulted as described above, it being understood and agreed that the ultimate discretion with respect to all such matters shall be retained by the Company.

                  (c) The rights granted to the DLJ VCOC Fund hereunder (including, without limitation, under Article III) are intended to enable the DLJ VCOC Fund to be operated, where applicable, as a "venture capital operating company" within the meaning of the Plan Asset Regulations, and this Certificate shall be interpreted accordingly.

                  SECTION 3.09. Change of Control Offer. (a) No Class A Member of the Company or any subsequent transferee may Transfer all or any part of its interests in the Company without the prior written consent of the Majority in Voting Interest of the Class B Preferred Membership Interests unless the Company offers to purchase all of the outstanding Class B Membership Interests at a price equal to 101% of the sum of the unpaid liquidation value thereof; provided, however, that a Class A Member may transfer all or any part of its interest to any direct or indirect wholly-owned subsidiary of TXU Corp.

                  (b) The Company will give written notice of any Transfer by a Class A Member or any subsequent transferee, stating the substance and the intended date of the consummation thereof and irrevocably offering to purchase all of the outstanding Class B Preferred Membership Interests at a price equal to 101% of the unpaid liquidation value thereof, not more than 20 Business Days nor less than 15 Business Days prior to the date of the consummation thereof, to each Class B Preferred Member. Each Class B Preferred Member shall have ten Business Days from the date of the receipt of such notice to elect (by written notice to the Company or any subsequent transferee, as applicable) to sell all or any portion of the Class B Preferred Membership Interests held by such Class B Preferred Member to the Company or such subsequent transferee, as applicable.

                                   ARTICLE IV

                            DEFAULT REDEMPTION EVENTS

                  SECTION 4.01. Default Redemption Events. If any of the following events ("Default Redemption Events") shall occur and be continuing:

                  (a) The Company shall fail to pay any installment of the unpaid liquidation value of, or a dividend on, this Certificate when the same becomes due and payable which in the case of a failure to pay a dividend continues for 5 days; or

                  (b) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.04, 3.05, 3.09 or 6.01 or
         (ii) any other term, covenant or agreement contained in this Certificate if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by any Class B Preferred Member; or

                  (c) The representation and warranty contained in Section 3.11 of the Note exchanged for this Certificate shall prove to have been incorrect in any material respect when made; or

                  (d) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (d);

then, and in any such event, a Majority in Voting Interest of the Class B Preferred Membership Interests may, by notice to the Company, declare this Certificate, all dividends hereon and all other amounts payable hereunder to be forthwith due and payable, whereupon this Certificate, all such dividends and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, this Certificate, all such dividends and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

                                    ARTICLE V

                                    TRANSFERS

                  SECTION 5.01. Restrictions. The holder of this Certificate acknowledges and agrees that any Transfer of any Class B Preferred Membership Interest evidenced by this Certificate shall be subject to the restrictions and provisions set forth in Article XI of the LLC Agreement.

                  SECTION 5.02. Legends.

                  (a) Each Certificate issued upon any Transfer will bear the legends set forth on the cover of this Certificate to the extent applicable and any additional legends as may be reasonably required by the Company.

                                   ARTICLE VI

                                 INDEMNIFICATION

                  SECTION 6.01. Indemnification of Class B Preferred Members.

                  (a) The Company hereby agrees to indemnify and hold harmless the holder of this Certificate and its respective shareholders and managers (including any administrative agent or sub-agent) and each of its respective Affiliates, officers, directors, employees, agents, successors and assigns but excluding the Person serving as a Manager pursuant to Section 3.07 hereof to the extent such Person is indemnified by the Company pursuant to the LLC Agreement (each an "Indemnitee"), for and against all claims, losses, damages, costs, expenses, awards, judgments and penalties (including, without limitation, attorneys' fees and expenses) (hereinafter, a "Loss") arising out of, resulting from or with respect to, directly or indirectly, the conduct of the business or affairs of the Company, including without limitation, the operation of the Business.

                  (b) An Indemnitee shall give the Company notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Certificate (a "Claim Notice"), within 25 days after such determination, stating the amount of the Loss, if known, and method of computation thereof. The obligations and liabilities of the Company under this
Article VI with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VI ("Third Party Claims") shall be governed by the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claims, the Indemnitee shall give the Company notice of such Third Party Claim within 25 days after the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this Article VI and shall not relieve the Company from any other obligation or liability that it may have to any Indemnitee otherwise than under this Article VI. If the Company acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claim, then the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnitee within five (5) days of the receipt of such Claim Notice from the Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee in its sole and absolute discretion for the same counsel to represent both the Indemnitee and the Company, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Company. In the event that the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Company in such defense and make available to the Company, at the Company's expense, all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Company. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Company's expense, all such witnesses, records, materials and information in the Company's possession or under the Company's control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Company without: (a) the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Indemnitee unless such settlement contains a full and unconditional release of the Indemnitee with respect thereto.

                  SECTION 6.02. Nonexclusivitiy of Rights. The indemnification and advancement and payment of expenses provided by this Article VI: (a) shall not be deemed exclusive of any other rights to which a Class B Preferred Member or other Person seeking indemnification may be entitled under any statute, agreement or otherwise both as to action in such Person's official capacity and as to action in another capacity while holding such office, (b) shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity and advancement and payment of expenses, and (c) shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Class B Preferred Member or such other Person.

                  SECTION 6.03. Contract Rights. The rights granted pursuant to this Article VI shall be deemed to be contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

                  SECTION 6.04. Savings Clause. If this Article VI or any portion of this Certificate shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Class B Preferred Member or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

                  SECTION 6.05. Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

                  (a) Does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any other agreement, or otherwise, for either an action of any Class B Preferred Member, officer, employee or agent in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Class B Preferred Member if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or gross negligence and was material to the cause of action; and

                  (b) Continues for a person who has ceased to be a Class B Preferred Member, officer, employee or agent and inures to the benefit of the successors, heirs, executors and administrators of such a person.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  SECTION 7.01. Headings and Sections. The descriptive headings in this Certificate are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Certificate or any provision of this Certificate. Unless the context requires otherwise, all references in this Certificate to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Certificate.

                  SECTION 7.02. Amendments. This Certificate may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of a Majority in Voting Interest of the Class B Preferred Membership

Interests. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Certificate. The failure of the Class B Preferred Member to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Certificate are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  SECTION 7.03. Binding Effect. Except as otherwise provided in this Certificate, every covenant, term and provision of this Certificate shall be binding upon the Company and shall inure to the benefit of the Class B Preferred Member, the DLJ VCOC Fund and their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns and designees.

                  SECTION 7.04. Remedies. The Class B Preferred Member shall be entitled to enforce its rights under this Certificate specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Certificate and to exercise all other rights existing in its favor. The Company agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Certificate and that the Class B Preferred Member may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce or prevent any violations of the provisions of this Certificate. If any time period for giving notice or taking action under this Certificate expires on a day that is not a Business Day, the time period shall be extended automatically to the immediately succeeding Business Day.

                  SECTION 7.05. Waiver of Jury Trial. THE COMPANY AND, BY ACCEPTING THE BENEFITS OF THIS CERTIFICATE, THE CLASS B PREFERRED MEMBER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CERTIFICATE.

                  SECTION 7.06. Interpretation. The holder of this Certificate and the Company have participated jointly in the negotiation and drafting of this Certificate. In the event an ambiguity or question of intent or interpretation arises, the Certificate shall be construed as if drafted jointly by the holder of this Certificate and the Company, and no presumption or burden of proof shall arise favoring or disfavoring the holder of this Certificate or the Company by virtue of the authorship of any of the provisions of this Certificate.

SECTION 7.07. Governing Law. This Certificate will be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflicts of law principals), all rights and remedies being governed by said laws.

                  SECTION 7.08. Additional Documents and Acts. The Company agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Certificate and the transactions contemplated hereby.

                  SECTION 7.09. No Third Party Beneficiaries. Except for the provisions of Article VI relating to indemnification, this Certificate shall inure solely to the benefit of the holder of this Certificate, the DLJ VCOC Fund and their successors, assigns and designees, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, interest, claim or benefit, of any nature whatsoever, under or on account of this Certificate.

                  SECTION 7.10. Class B Preferred Member ERISA Representation. The holder of this Certificate represents and warrants that either (i) it is not an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a "plan" within the meaning of Section 4975(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose assets are treated as "plan assets" under the Plan Asset Regulations or (ii) the purchase and holding of this Certificate by such Class B Preferred Member will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its officers or other representatives thereunto duly authorized, as of the date first above written.

                                              TXU ENERGY COMPANY LLC


                                              By:  /s/   Kirk D. Oliver
                                                 -------------------------------
                                                 Name:   Kirk D. Oliver
                                                 Title:  Treasurer


-----------------------------------------------------------------------------------------------------------------------
Amount Added to Unpaid Liquidation       Date Added to Unpaid Liquidation      Aggregate Liquidation Value of this
    Value of this Class B Preferred         Value of this Class B Preferred         Class B Preferred Membership
 Membership Interest Certificate Under      Membership Interest Certificate             Interest Certificate
            Section 2.01(a)
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------


                                                                      SCHEDULE I

                                                          ADMINISTRATIVE DETAILS


UXT Intermediary LLC

c/o Credit Suisse First Boston
Eleven Madison Avenue
New York, New York
10010-3629

                                                                     SCHEDULE II

                                                                    DLJ ENTITIES


Name
----

UXT Holdco 2 LLC

UXT Intermediary LLC

UXT Holdings (Offshore) Ltd.

UXT Holdings LLC

UXT-1 Blocker, Inc.

UXT-2 Blocker, Inc.

UXT-3 Blocker, Inc.

UXT-4 Blocker, Inc.

UXT-5 Blocker, Inc.

UXT AIV, L.P.

UXT AIV (Offshore) L.P.

DLJ Merchant Banking Partners III, L.P.

DLJ Offshore Partners III, C.V.

DLJ Offshore Partners III-1, C.V.

DLJ Offshore Partners III-2, C.V.

Millennium Partners II, L.P.

DLJMB Partners III GmbH & Co. KG

MBP III Plan Investors, L.P.